SEC FILE NUMBER:  000-30239
                                                           CUSIP NUMBER:

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K and Form 10-KSB    [ ] Form 11-K    [ ] Form 20-F
              [ ] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

          For Period Ended: February 28, 2001
          [  ] Transition Report on Form 10-K
          [  ] Transition Report on Form 20-F
          [  ] Transition Report on Form 11-K
          [  ] Transition Report on Form 10-Q
          [  ] Transition Report on Form N-SAR
          For the Transition Period Ended:

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein. If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

______________________________________________________________________________

PART I - REGISTRANT INFORMATION


  UNICO, INCORPORATED
______________________________________________________________________________
Full Name of Registrant


______________________________________________________________________________
Former Name if Applicable


  6475 Grandview Avenue, P.O. Box 777
______________________________________________________________________________
Address of Principal Executive Office (Street and Number)


  Magalia, California 95954
______________________________________________________________________________
City, State and Zip Code



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)



     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report; transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

     HJ & Associates, LLC was unable to complete its audit of the Company's financial statements for the fiscal year ended February 28, 2001 in time for the Company to complete its Form 10-KSB annual report for the fiscal period ended February 28, 2001 and file the report timely.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Robert N. Wilkinson          (801)            533-9645
       _________________________  __________     ______________________
            (Name)                (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports)
       been filed?  If answer is no, identify report(s).  [x] Yes   [ ] No
       ______________________________________________________________________


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
       report or portion thereof? [ ] Yes   [x] No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

______________________________________________________________________________


                              Unico, Incorporated
                 ____________________________________________
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  May 29, 2001         By /s/ Ray C. Brown
                              _______________________________________________
                              Ray C. Brown, President and Principal Financial and Accounting Officer



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                                  ATTENTION

Intentional Misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

                                      H
                                      J
                          -------------------------
                           HJ & ASSOCIATES, L.L.C.
                          -------------------------
                 CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS





                     Statement Required by Rule 12b-25(c)

The undersigned HJ & Associates, LLC, was unable to complete its audit of the financial statements of Unico, Incorporated (the "Company") for and as of the fiscal year ended February 28, 2001 in time for the Company to complete and file its annual report on Form 10-KSB for the fiscal year ended February 28, 2001 timely.


Dated May 29, 2001

/s/ HJ & Associates LLC

    HJ & ASSOCIATES, LLC







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